Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Asbury Automotive Group, Inc. (Asbury) on Form S-3 No. 333-260658, Form S-3 No. 333-123505, Form S-8 No. 333-231518, Form S-8 No. 333-221146, Form S-8 No. 333-165136, Form S-8 No. 333-115402, Form S-8 No. 333-112126, Form S-8 No. 333-105450, and Form S-8 No. 333-84646, of our report dated February 22, 2024 relating to the combined and consolidated balance sheet of the Jim Koons Organization as of September 30, 2023, and the related combined and consolidated statements of income, changes in equity and cash flows for the period from January 1, 2023 through September 30, 2023, which report expresses an unqualified opinion and includes explanatory paragraphs regarding related party transactions and the transaction completed with Asbury on December 11, 2023, which appears in the Form 8-K/A of Asbury dated February 23, 2024.

/s/ Baker Tilly US, LLP

Tysons, VA

February 23, 2024